PURCHASE AND SATISFACTION AGREEMENT

THIS PURCHASE AND SATIFACTION AGREEMENT, dated as of October 8, 2010 (this “Agreement”), by and amongst E-LIONHEART ASSOCIATES, LLC, as the buyer (the “Purchaser”), DONAL LAWLESS, as the seller (the “Seller”), and FLINT TELECOM GROUP, INC., a Nevada corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, on May 5, 2009, the Seller entered into a Promissory Note in the principal amount of €100,000 with the Company; and

WHEREAS, the Purchaser desires to purchase $25,000.00 worth of principal of the outstanding Note (the “Note”) from the Seller and the Seller desires to sell $25,000.00 worth of principal of the Note to the Purchaser for an aggregate purchase price of $25,000.00 as set forth in Section 1.2 below and upon the terms and subject to the conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.           Purchase and Sale of the Note; Purchase Price; Closing; Liabilities.

1.1           Purchase and Sale of the Note.   Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties and covenants contained herein, upon the full payment of the Purchase Price (as defined below), the Seller shall sell, transfer, convey, assign, set over and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, the Note.

1.2           Purchase Price.  The purchase price and payment (the “Purchase Price”) for $25,000 worth of principal of the Note shall be an aggregate of $25,000, payable by wire transfer.

1.3           Conversion Rate. The parties to this Agreement agree that the conversion rate for the $25,000 worth of principal of the Note to be converted into shares of the Company’s common stock shall be computed as follows:

The $25,000 worth of principal is convertible into such number of fully paid and non-assessable shares of common stock of the Company (the “Conversion Rate”) as is determined by dividing (x) that portion of the $25,000 worth of principal as of such date that Purchaser elects to convert by (y) the Conversion Price (as defined below) then in effect on the date on which Purchaser faxes a notice of conversion, duly executed, to the Company. The term “Conversion Price” shall mean twenty five (25%) percent of the average of the three lowest last reported close prices per share for shares of Common Stock on the Pink Sheets during the twenty (20) days immediately preceding that date as reported by the Pink Sheets.

1.4           Closing.

(a)           The closing of the purchase and sale of the Note (the “Closing”) shall take place immediately upon the occurrence of both of the following: (i) execution of this Agreement and (ii) confirmed receipt of the Purchase Price. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

(b)           At the Closing, Purchaser shall deliver or cause to be delivered to the Seller the Purchase Price.

1.5           General Release of the Seller.  Upon occurrence of the Closing, the Seller, on its own behalf and on behalf of their respective agents, assigns, subsidiaries, parents, successors, directors, officers, representatives, and shareholders, knowingly, voluntarily and irrevocably, fully and completely release and forever discharge the Company, their agents, assigns, subsidiaries, parents, successors, directors, officers, representatives, and shareholders, from all direct or indirect, known or unknown, suspected or unsuspected, claims, demands, actions, causes of action, causes, suits, or damages whatsoever, whether existing or occurring now or in the future, at law or in equity, in tort, contract, or otherwise on account of or in any way growing out of the facts and circumstances that were the subject of the Note (the “Released Claims”). The Seller further covenants and agrees to never assert any Released Claim against any such released party in any sort of proceeding before any tribunal, public or private.

1.6           General Release of the Company.  Upon occurrence of the Closing, the Company on its own behalf and on behalf of their respective agents, assigns, subsidiaries, parents, successors, directors, officers, representatives, and shareholders, knowingly, voluntarily and irrevocably, fully and completely release and forever discharge the Seller, its agents, assigns, subsidiaries, parents, successors, directors, officers, representatives, and shareholders, from all direct or indirect, known or unknown, suspected or unsuspected, claims, demands, actions, causes of action, causes, suits, or damages whatsoever, whether existing or occurring now or in the future, at law or in equity, in tort, contract, or otherwise on account of or in any way growing out of the facts and circumstances that were the subject of the Note (the “Released Claims”). The Company further covenants and agrees to never assert any Released Claim against any such released party in any sort of proceeding before any tribunal, public or private.

1.7           Non-deprecation.  The parties further agree that they will not criticize, denigrate or otherwise speak adversely about the other.

1.8           Effect of Non-Payment.  The purchase and sale transaction, releases, duties and obligations set forth in this Agreement shall only take effect upon payment of the first installment of the Purchase Price on or prior to October 12, 2010.  If for any reason the first installment of the Purchase Price shall not be paid by such date, this Agreement shall be null and void and of no legal effect whatsoever.

2.           Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser and the Company that:

2.1           Authorization.  The Seller is fully authorized and empowered without restriction to execute and deliver this Agreement and to perform Seller’s covenants and agreements hereunder. When executed and delivered by Seller, this Agreement shall constitute the valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors’ rights and by limitation on the availability of equitable remedies.

2.2           Disclosure.   In connection with the execution and delivery of this Agreement by the Seller, the consummation of the transactions contemplated herein, and the sale of the Note by the Seller to the Purchaser, the Seller is not or nor will be in violation of the provisions of Rule 10b-5 promulgated under the Securities Exchange Act of 1934, as amended, by the Securities and Exchange Commission. The representations and disclosures of the Seller do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in connection with the purchase and sale of the Note hereunder.

2.3           Conflicts.  Neither the execution and delivery of this Agreement by the Seller, nor the consummation of the transactions contemplated herein, will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon the Seller, or conflict with or result in any breach or termination of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which Seller is a party or by which Seller or any of their properties or assets is bound.

2.5           Not an Affiliate.  The Seller is not an “Affiliate” of the Company (as that term is defined in Rule 144(a)(1)  of the Securities Act of 1933, as amended, and has not been an Affiliate of the Company during the preceding three months.

3.           Representations and Warranties of the Company and Purchaser.  The Company and Purchaser severally represent and warrant to the Seller:

3.1           Authorization of Agreement. The Company and Purchaser are fully authorized and empowered without restriction to execute and deliver this Agreement and to perform each of their covenants and agreements hereunder. When executed and delivered by the Company and Purchaser, this Agreement constitutes the valid and binding obligation of the Company and Purchaser enforceable against the Company and Purchaser in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.           Other Agreements of the Parties.

4.1           Other Actions.   Each of the parties shall use its reasonable best efforts to cause the fulfillment of all of the conditions to their respective obligations to consummate the sale of the Note at the earliest practicable date. The Seller shall execute and/or deliver and take such other actions as shall be reasonably requested by the Purchaser; provided, that no such action shall alter the terms of this Agreement or cause Seller to incur out-of-pocket expense.

4.2           Expenses.  The Purchaser shall bear its own expenses in connection with its obligations hereunder and otherwise in connection with this Agreement and the related documents. The Seller shall bear its own expenses in connection with its obligations hereunder and otherwise in connection with this Agreement and the related documents.

4.3           Transfer Taxes.  Any Transfer Taxes payable as a result of the sale or purchase of the Note shall be paid by the Seller.

5.           Conditions of Closing.

5.1           Conditions Precedent to the Obligations of all the Parties. The purchase of the Note by the Purchaser and sale of the Note by the Seller are subject to the condition that no provision of any applicable law shall prohibit, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any proceeding against the consummation of the sale and purchase of the Note pursuant to this Agreement.

5.2           Conditions Precedent to Obligations of the Purchaser. Consummation of the purchase of the Note by the Purchaser is also subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties of the Seller contained herein shall be true and correct at and as of the Agreement Date and shall be true and correct in all material respects at and as of the Closing Date as if made on the Agreement Date (provided that the representations and warranties that are qualified as to materiality shall be true and correct in all respects at and as of the Closing Date).

(b)           Covenants.                      The Seller shall have performed or complied in all material respects with all obligations, agreements and covenants required to be performed by it hereunder prior to or on the Closing Date; it being understood however that the Seller shall have performed and complied in all respects with those obligations, agreements and covenants required to be performed by them.

5.3           Conditions Precedent to Obligations of the Seller.  Consummation of the sale of the Note by the Seller is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Purchaser contained herein and in any related document shall be true and correct as of the date hereof and shall be true and correct in all material respects as of the Closing Date (provided that the representations and warranties that are qualified as to materiality shall be true and correct in all respects as of the Closing Date.

(b)           Covenants.  The Purchaser shall have performed or complied in all material respects with all obligations, agreements and covenants required to be performed by it hereunder prior to or on the Closing Date it being understood however that the Purchaser shall have performed and complied in all respects with those obligations, agreements and covenants required to be performed by it upon confirmed payment of the Purchase Price.

6.           Termination.

6.1           Means of Termination.  This Agreement may only be terminated by express mutual written consent of all parties.

6.2           Effect of Termination. Termination of this Agreement pursuant to Section 6.1 shall terminate all obligations of the Parties hereunder.

7.           Miscellaneous.

7.1           Entire Agreement, Survival.  This Agreement among the parties contains, and is intended as, a complete statement of all of the terms and agreements among the parties with respect to the matters provided for herein and supersedes any previous agreements and understandings among the parties with respect to those matters. All of the representations, warranties, covenants and agreements of each of the parties contained in this Agreement (including any Exhibit) and/or in any related document shall survive the execution, delivery and performance of this Agreement and each related document.

7.2           Jurisdiction and Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

7.3           Separability.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect (a) such provision shall be enforced to the maximum extent permissible under applicable law, and (b) the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.4           Confidential Agreement. In consideration of the covenants and payments set forth above, the parties hereby covenant and agree that they and their agents shall keep the fact and terms of this Agreement confidential, and shall not, under any circumstances whatsoever, reveal same to any person or entity, including but not limited to, any employee, agent, associate, customer, or any person or entity with which the parties has any business relationship whatsoever, or to any member of the press or the public; provided, however, that they may reveal such information as is required by an enforceable court order, upon notice to the other party, or as required by the Internal Revenue Service.

7.4           Miscellaneous Provisions.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other parties. This Agreement may be executed via counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement. The Purchaser and the Seller shall indemnify and hold harmless the other from and against any and all claims for investment bankers, brokers, finders or similar commissions (“Third Party Commission”) made by any Person as a result of this Agreement and the transactions contemplated hereunder to the extent that any such Third Party Commission was incurred, or alleged to have been incurred, by or through them. The Seller hereby terminates any and all agreements by and among any of them in respect of the Shares, including any and all shareholder agreements or similar arrangements.

7.5           Signatures.  This Agreement may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Agreement. Telecopied or email (via PDF) signatures shall be deemed to have the same effect as an original.

IN WITNESS WHEREOF, this Purchase and Satisfaction Agreement has been duly executed by the Parties as of the date first set forth above.

SELLER

DONAL LAWLESS

By:  /s/ Donal Lawless
Name: Donal Lawless

PURCHASER

E-LIONHEART ASSOCIATES, LLC

By:  /s/ Edward Bronson
Name: Edward Bronson
Title: Managing Member

COMPANY

FLINT TELECOM GROUP, INC.

By: /s/ Vincent Browne
Name:  Vincent Browne
Title:   Chief Executive Officer